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                                                      Exhibit 3-B

                        NEW ENGLAND POWER COMPANY
                           Statement of Income
                 Twelve Months Ended September 30, 1996
                               (Unaudited)

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                                                     (In Thousands)
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Operating revenue, principally from affiliates           $1,586,190
                                                         ----------
Operating expenses:
    Fuel for generation                                     324,405
    Purchased electric energy                               505,209
    Other operation                                         208,939
    Maintenance                                              85,264
    Depreciation and amortization                           102,501
    Taxes, other than income taxes                           65,606
    Income taxes                                             93,378
                                                         ----------
        Total operating expenses                          1,385,302
                                                         ----------
        Operating income                                    200,888

Other income:
    Allowance for equity funds used during construction         258
    Equity in income of nuclear power companies               5,616
    Other income (expense), net                                (546)
                                                         ----------
        Operating and other income                          206,216
                                                         ----------

Interest:
    Interest on long-term debt                               45,791
    Other interest                                           11,702
    Allowance for borrowed funds used during
     construction                                            (2,649)
                                                         ----------
        Total interest                                       54,844
                                                         ----------
        Net income                                       $  151,372
                                                         ==========



                     Statement of Retained Earnings


Retained earnings at beginning of period                 $  387,345
Net income                                                  151,372
Dividends declared on cumulative preferred stock             (2,913)
Dividends declared on common stock                         (138,996)
Premium on redemption of preferred stock                       (450)
                                                         ----------
Retained earnings at end of period                       $  396,358
                                                         ==========

Per share data is not relevant because the Company's common stock is wholly owned by New England Electric System.
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